UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Cbeyond, Inc.

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

149847 10 5

(CUSIP Number)

December 11, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 149847 10 5

1.	Names of Reporting Persons VantagePoint Venture Partners III (Q), L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 563,876

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 563,876

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 563,876

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 149847 10 5

1.	Names of Reporting Persons VantagePoint Venture Partners III, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United State of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 68,915

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 68,915

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 68,915

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 149847 10 5

1.	Names of Reporting Persons VantagePoint Venture Partners IV (Q), L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,165,674

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,165,674

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,165,674

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 149847 10 5

1.	Names of Reporting Persons VantagePoint Venture Partners IV, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 117,321

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 117,321

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 117,321

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.4%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 149847 10 5

1.	Names of Reporting Persons VantagePoint Venture Partners IV Principals Fund, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 15,883

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 15,883

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,883

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 149847 10 5

1.	Names of Reporting Persons VantagePoint Venture Associates III, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 632,791

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 632,791

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 632,791

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.2%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 149847 10 5

1.	Names of Reporting Persons VantagePoint Venture Associates IV, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,298,878

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,298,878

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,298,878

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.6%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 149847 10 5

1.	Names of Reporting Persons James D. Marver

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,931,669

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,931,669

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,931,669

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.8%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 149847 10 5

1.	Names of Reporting Persons Alan E. Salzman

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,931,669

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,931,669

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,931,669

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.8%

12.	Type of Reporting Person (See Instructions) IN

Item 1.
	(a)	Name of Issuer Cbeyond, Inc.
	(b)	Address of Issuer’s Principal Executive Offices 320 Interstate North Parkway, Suite 300, Atlanta, Georgia 30339

Item 2.
(a)

Name of Person Filing
VantagePoint Ventures III (Q), L.P., VantagePoint Venture Partners III, L.P., VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P., VantagePoint, Venture Partners IV Principals Fund, L.P., VantagePoint Venture Associates III, L.L.C., VantagePoint Venture Associates IV, L.L.C., James D. Marver, Alan E. Salzman

	(b)	Address of Principal Business Office or, if none, Residence 1001 Bayhill Drive, Suite 300, San Bruno, CA 94066
	(c)	Citizenship United States of America
	(d)	Title of Class of Securities Common Stock, $0.01 par value
	(e)	CUSIP Number 149847 10 5

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
Not applicable.

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)

Amount beneficially owned:

VantagePoint Venture Partners III (Q), L.P.:  563,876 shares

VantagePoint Venture Partners III, L.P.:  68,915 shares

VantagePoint Venture Partners IV (Q), L.P.:  1,165,674 shares

VantagePoint Venture Partners IV, L.P.:  117,321 shares

VantagePoint Venture Partners IV Principals Fund, L.P.:  15,883 shares

VantagePoint Venture Associates III, L.L.C.:  632,791 shares

VantagePoint Venture Associates IV, L.L.C.:  1,298,878 shares

James D. Marver:  1,931,669 shares

Alan E. Salzman:  1,931,669 shares

(b)

Percent of class:

VantagePoint Venture Partners III (Q), L.P.: owns 2.0% of outstanding shares of Common Stock of the Issuer as of February 27, 2008 as reported in the Annual Report on Form 10 K filed on February 29, 2008 for the period ending December 31, 2007.

VantagePoint Venture Partners III, L.P.: owns 0.2% of outstanding shares of Common Stock of the Issuer as of February 27, 2008 as reported in the Annual Report on Form 10 K filed on February 29, 2008 for the period ending December 31, 2007.

VantagePoint Venture Partners IV (Q), L.P.: owns 4.1% of outstanding shares of Common Stock of the Issuer as of February 27, 2008 as reported in the Annual Report on Form 10 K filed on February 29, 2008 for the period ending December 31, 2007.

VantagePoint Venture Partners IV, L.P.: owns 0.4% of outstanding shares of Common Stock of the Issuer as of February 27, 2008 as reported in the Annual Report on Form 10 K filed on February 29, 2008 for the period ending December 31, 2007.

VantagePoint Venture Partners IV Principals Fund, L.P.: owns 0.1% of outstanding shares of Common Stock of the Issuer as of February 27, 2008 as reported in the Annual Report on Form 10 K filed on February 29, 2008 for the period ending December 31, 2007.

VantagePoint Venture Associates III, L.L.C.: owns 2.2% of outstanding shares of Common Stock of the Issuer as of February 27, 2008 as reported in the Annual Report on Form 10 K filed on February 29, 2008 for the period ending December 31, 2007.

VantagePoint Venture Associates IV, L.L.C.: owns 4.6% of outstanding shares of Common Stock of the Issuer as of February 27, 2008 as reported in the Annual Report on Form 10 K filed on February 29, 2008 for the period ending December 31, 2007.

James D. Marver: owns 6.8% of outstanding shares of Common Stock of the Issuer as of February 27, 2008 as reported in the Annual Report on Form 10 K filed on February 29, 2008 for the period ending December 31, 2007.

Alan E. Salzman: owns 6.8% of outstanding shares of Common Stock of the Issuer as of February 27, 2008 as reported in the Annual Report on Form 10 K filed on February 29, 2008 for the period ending December 31, 2007.

(c)	Number of shares as to which the person has:
(i)

Sole power to vote or to direct the vote

VantagePoint Venture Partners III (Q), L.P.:  0 shares*

VantagePoint Venture Partners III, L.P.:  0 shares*

VantagePoint Venture Partners IV (Q), L.P.:  0 shares**

VantagePoint Venture Partners IV, L.P.:  0 shares**

VantagePoint Venture Partners IV Principals Fund, L.P.:  0 shares**

VantagePoint Venture Associates III, L.L.C.:  0 shares*

VantagePoint Venture Associates IV, L.L.C.:  0 shares**

James D. Marver:  0 shares***

Alan E. Salzman:  0 shares***

(ii)

Shared power to vote or to direct the vote

VantagePoint Venture Partners III (Q), L.P.:  563,876 shares*

VantagePoint Venture Partners III, L.P.:  68,915 shares*

VantagePoint Venture Partners IV (Q), L.P.:  1,165,674 shares**

VantagePoint Venture Partners IV, L.P.:  117,321 shares**

VantagePoint Venture Partners IV Principals Fund, L.P.:  15,883 shares**

VantagePoint Venture Associates III, L.L.C.:  632,791 shares*

VantagePoint Venture Associates IV, L.L.C.:  1,298,878 shares**

James D. Marver:  1,931,669 shares***

Alan E. Salzman:  1,931,669 shares***

(iii)

Sole power to dispose or to direct the disposition of

VantagePoint Venture Partners III (Q), L.P.:  0 shares*

VantagePoint Venture Partners III, L.P.:  0 shares*

VantagePoint Venture Partners IV (Q), L.P.:  0 shares**

VantagePoint Venture Partners IV, L.P.:  0 shares**

VantagePoint Venture Partners IV Principals Fund, L.P.:  0 shares**

VantagePoint Venture Associates III, L.L.C.:  0 shares*

VantagePoint Venture Associates IV, L.L.C.:  0 shares**

James D. Marver:  0 shares***

Alan E. Salzman:  0 shares***

(iv)

Shared power to dispose or to direct the disposition of

VantagePoint Venture Partners III (Q), L.P.:  563,876 shares*

VantagePoint Venture Partners III, L.P.:  68,915 shares*

VantagePoint Venture Partners IV (Q), L.P.:  1,165,674 shares**

VantagePoint Venture Partners IV, L.P.:  117,321 shares**

VantagePoint Venture Partners IV Principals Fund, L.P.:  15,883 shares**

VantagePoint Venture Associates III, L.L.C.:  632,791 shares*

VantagePoint Venture Associates IV, L.L.C.:  1,298,878 shares**

James D. Marver:  1,931,669 shares***

Alan E. Salzman:  1,931,669 shares***

* VantagePoint Venture Associates III, L.L.C., is the general partner for both VantagePoint Venture Partners III (Q), L.P., and VantagePoint Venture Partners III, L.P.

** VantagePoint Venture Associates IV, L.L.C., is the general partner for VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P., and VantagePoint Venture Partners IV Principals Fund, L.P.

*** Messrs. James Marver and Alan Salzman are the Managing Members of both VantagePoint Venture Associates III, L.L.C., and VantagePoint Venture Associates IV, L.L.C.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification
Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated May 16, 2008

VantagePoint Venture Partners III (Q), L.P.

By: VantagePoint Venture Associates III, L.L.C.

Its General Partner

By: /s/ James D. Marver

Name: James D. Marver

Title: Managing Member

VantagePoint Venture Partners III, L.P.

By: VantagePoint Venture Associates III, L.L.C.

Its General Partner

By: /s/ James D. Marver

Name: James D. Marver

Title: Managing Member

VantagePoint Venture Partners IV (Q), L.P.

By: VantagePoint Venture Associates IV, L.L.C.

Its General Partner

By: /s/ James D. Marver

Name: James D. Marver

Title: Managing Member

VantagePoint Venture Partners IV, L.P.

By: VantagePoint Venture Associates IV, L.L.C.

Its General Partner

By: /s/ James D. Marver

Name: James D. Marver

Title: Managing Member

VantagePoint Venture Partners IV Principals Fund, L.P.

By: VantagePoint Venture Associates IV, L.L.C.

Its General Partner

By: /s/ James D. Marver

Name: James D. Marver

Title: Managing Member

VantagePoint Venture Associates III, L.L.C.

By: /s/ James D. Marver

Name: James D. Marver

Title: Managing Member

VantagePoint Venture Associates IV, L.L.C.

By: /s/ James D. Marver

Name: James D. Marver

Title: Managing Member

Managing Member

By: /s/ James D. Marver

Name: James D. Marver

Managing Member

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

EXHIBIT A

Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby agree that the attached Schedule 13G is filed on behalf of each of us.

Dated: May 16, 2008

VantagePoint Venture Partners III (Q), L.P.

By: VantagePoint Venture Associates III, L.L.C.

Its General Partner

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

VantagePoint Venture Partners III, L.P.

By: VantagePoint Venture Associates III, L.L.C.

Its General Partner

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

VantagePoint Venture Partners IV (Q), L.P.

By: VantagePoint Venture Associates IV, L.L.C.

Its General Partner

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

VantagePoint Venture Partners IV, L.P.

By: VantagePoint Venture Associates IV, L.L.C.

Its General Partner

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

VantagePoint Venture Partners IV Principals Fund, L.P.

By: VantagePoint Venture Associates IV, L.L.C.

Its General Partner

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

VantagePoint Venture Associates III, L.L.C.

By: /s/ James D. Marver

Name: James D. Marver

Title: Managing Member

VantagePoint Venture Associates IV, L.L.C.

By: /s/ Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

Managing Member

By: /s/ James D. Marver

Name: James D. Marver

Managing Member

By: /s/ Alan E. Salzman

Name: Alan E. Salzman